UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: November 17, 2004): November 17, 2004

NEW YORK & COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-32315	33-1031445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 West 33rd Street
5th Floor
New York, New York 10001
(Address of Principal executive offices, including  Zip Code)

(212) 884-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 17, 2004, the Board of Directors of New York & Company, Inc. (the “Company”) appointed Sheamus Toal, 35, as the Assistant Secretary, Vice President, Controller and Treasurer of the Company.  As the Vice President, Treasurer and Controller, Mr. Toal will be designated as the principal accounting officer of the Company.  Prior to joining the Company, Mr. Toal was Vice President and Controller (2002-2004) and Controller (2001-2002) of Footstar, Inc. (a specialty retailer), and was the Engine Management Group Controller (1999-2001) and Assistant Corporate Controller (1997-1999)  of Standard Motor Products, Inc. (a manufacturer and distributor of replacement parts for motor vehicles).  Mr. Toal is a Certified Public Accountant in the state of New York.

Mr. Toal’s letter agreement of employment provides for an annual base salary of $240,000.  Mr. Toal is also eligible to participate in our employee benefit plans and is eligible to receive a performance-based bonus, at the Company’s discretion.  Under the agreement, Mr. Toal is entitled to receive severance payments after his termination by us without cause for six months at his final rate of pay.  The employment agreement includes other provisions to protect the Company in the event Mr. Toal ceases to be employed by the Company, including non-solicitation and non-competition clauses, as well as confidentiality provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK & COMPANY, INC.

/s/ Ronald W. Ristau
Date:	November 17, 2004	Name:	Ronald W. Ristau
		Title:	Chief Operating Officer and Chief
Financial Officer